UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 13, 2012

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(865) 223-6575

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

As previously reported, on June 29, 2012, we entered into a Loan Agreement (the “Loan Agreement”) with Apollo Investment Corporation (“Apollo”), as Administrative Agent and Lender. The Loan Agreement provides for a credit facility of up to $100 million (the “Apollo Credit Facility”) with an initial availability of $55 million. On August 13, 2012, we entered into the Acknowledgement and Amendment Regarding Series B Preferred Stock (the “Amendment”) with Apollo under the Apollo Credit Facility.

The Amendment (i) ratifies certain understandings between Apollo and us regarding our private offering of our Series B Redeemable Preferred Stock (the “Preferred Stock”), (ii) permits the filing of articles supplementary amending our Charter, which designate the terms of the Preferred Stock; (iii) permits the payment of cash dividends on the Preferred Stock, provided that (A) we are in compliance with the Capital Covenants (as defined in the Loan Agreement), on a pro forma basis on the relevant dividend date, and as of the regular reporting date immediately preceding that dividend date, and (B) no Default or Event of Default (as defined in the Loan Agreement) has occurred or is continuing on the dividend date; (iv) includes any cash dividends paid in cash in the definition of “Interest Expense”; (v) restricts our ability to redeem the Preferred Stock prior the 30th day following Security Termination (as defined in the Loan Agreement); and (vi) prohibits us from amending or modifying the terms of the Preferred Stock without Apollo’s prior written consent.

The foregoing description is qualified in its entirety by reference to the Amendment, which is filed as an Exhibit 10.46 to this report.

Item 3.03

Material Modification to Rights of Security Holders.

On August 13, 2012, we amended our Charter to designate a new series of preferred stock, designated as the Series B Redeemable Preferred Stock (as described below in Item 5.03). The Series B Preferred Stock has a senior liquidation preference to our common stock.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 13, 2012, we amended our Charter to designate a new series of preferred stock as Series B Redeemable Preferred Stock (the “Preferred Stock”) consisting of up to 250,000 shares.

The designations, rights and preferences of the Preferred Stock include:

•

the shares have a stated value of $100.00 per share and a liquidation preference equal to the stated value,

•

the shares are not entitled to any voting rights and are not convertible into any other security,

•

the holders are entitled to receive annual cumulative dividends at the rate of 12% per annum, payable in arrears semi-annually, beginning on March 1, 2013;

•

the dividends will be paid in cash on each relevant dividend date provided that (i) we are in compliance with certain financial covenants (designated the “Capital Covenants”) under the Apollo Credit Facility, with compliance to be determined as of the most recent reporting date and, on a pro forma basis, on the dividend date, and (ii) no “Default” or “Event of Default” (as defined in the Apollo Credit Facility) has occurred or is continuing on the dividend date;

•

the Preferred Stock may not be redeemed until 30 days after “Security Termination” (as defined in the Apollo Credit Facility), but otherwise may be redeemed at any time by the Company, with a mandatory redemption on the fifth anniversary of issuance or, if later, on the 30th day after Security Termination;

•

upon redemption each holder of the Preferred Stock will receive a payment, for each such share held, equal to: (i) the stated value for that share, (ii) all accrued but unpaid dividends on that share, and (iii) a premium, calculated as a percentage of the stated value and equal to:

(A)

3%, if the redemption occurs on or prior to the first anniversary of the date of issuance;

(B)

6% if the redemption occurs after the first anniversary of issuance, but on or prior to the second anniversary of issuance;

(C)

9% if the redemption occurs after the second anniversary of issuance, but on or prior to the third anniversary of issuance;

(D)

12% if the redemption occurs after the third anniversary of issuance, but on or prior to the fourth anniversary of issuance; or

(E)

15% if the redemption occurs after the fourth anniversary of issuance.

The foregoing descriptions of the designations, rights and preferences of the Preferred Stock is qualified in its entirety by reference to the Charter amendment which is filed herewith as Exhibit 3.10.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

3.10	Articles of Amendment to the Charter of Miller Energy Resources, Inc.
10.46	Acknowledgement and Amendment Regarding Series B Preferred Stock, dated August 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date: August 17, 2012	By:	/s/ Scott M. Boruff
Scott M. Boruff, Chief Executive Officer

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